Report of Independent Public Accountants


To Wichita River Oil Corporation:


We have audited the accompanying consolidated balance sheet of Wichita River Oil Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wichita River Oil Corporation and subsidiaries as of December 31, 1994, and the results of their operations and their cash flow for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

We were engaged to audit the accompanying consolidated balance sheet of Wichita River Oil Corporation and subsidiaries as of December 31, 1995, and the related consolidated statement of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management.

The Company's senior-secured bank loan was transferred from the original lender to a new note holder on October 2, 1995. We requested, but were unable to obtain, confirmation of the terms and maturities of the Company's senior-secured debt from the new note holder. Accordingly, we were unable to satisfy ourselves as to the amounts and terms of the senior-secured debt as of December 31, 1995, presented in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's failure to pay principal and interest when due in October 2, 1995 and subsequently gives the note holder the right to accelerate payments due under the loan. The note holder has given the Company a notice of default and has declared the debt due and payable. Because the loan is secured by substantially all of the Company's oil and gas properties, the note holder has the right to initiate foreclosure proceedings, as well. As discussed in Note 3, all recorded but unconfirmed amounts due under the loan have been classified as current liabilities, which raises substantial doubt about the Company's ability to continue as a going concern. Additionally, the Company has recorded losses from operations and has a significant net capital deficiency as of December
31, 1995 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 3.

Because of the significance of the matters discussed in the two preceding paragraphs, we are unable to express, and do not express, an opinion on the 1995 consolidated financial statements referred to above.

                                   							Arthur Andersen LLP

Denver, Colorado
April 12, 1996